Exhibit 99.1
The Korea Fund, Inc. Chairman’s Letter to Stockholders
I am pleased to provide you with my letter to shareholders regarding the first half of the fiscal year 2009/2010, being from July 1 to December 31, 2009, otherwise referred herein as the “Period”.
Investment Performance
Following on from the dramatic recovery witnessed in the March to June 2009 period, the KOSPI, the benchmark index for your Fund, gained 32.44% in the Period as measured in US dollar terms. This was driven by the continuing world macro economic recovery, enhanced earnings’ forecasts for Korean companies and greater international buying of the Korean stock market. During the Period your Fund registered a 34.24% increase in its net asset value (“NAV”), net of all expenses. Over the same period, the share price rose 29.6%, closing December 31, 2009 at $35.55 — representing a discount of 9.95% on the NAV.
A Portfolio Manager’s Report covering the Period and containing a discussion of the Fund’s performance during the Period and a section on the Market Outlook are included in the Semi-Annual Report.
A key and constant consideration amongst your board’s deliberations is the monitoring of your Fund’s investment performance and, for this purpose, an independent, third party investment consultant provides input at each regular meeting. Your board noted the disappointing investment performance of the Fund during 2009 and continued to discuss with senior management of the Fund’s Investment Adviser, the Sub-Adviser’s chief investment officer and the Fund’s portfolio manager the factors contributing to such underperformance and the actions being taken to improve performance. The Sub-Adviser informed the board that there were two key reasons for the Fund’s underperformance during 2009. First, the Fund’s substantial capital gains distribution in January 2009 and its reinvestment, during a turbulent time in the markets, had a negative effect on the Fund’s performance. Second, the nature of the first stage market recovery in Korea during 2009 did not favor the Sub-Adviser’s investment style. The Sub-Adviser added that it expected that market conditions going forward would favor their investment style. Your board has observed that the Fund had experienced improved relative performance during the third and fourth quarter of 2009, consistent with the analysis provided by the Sub-Adviser regarding its investment style following a period during which that style was not in favor.
At the time of making the substantial capital gains distribution which was to be paid in January 2009, the NYSE required the ex-dividend date for the capped cash election dividend be on December 29, 2008 rather than the more customary day following the payable date for such large distributions. This exercise subsequently led to differences in calculating the performance numbers for any period that includes the month of December 2008 or January 2009 between our Administrator and the various third party company reporting services. For more information regarding these matters, refer to the company’s press release dated October 12, 2009 together with my words on the subject at the AGM, all of which are available on your company’s web site (www.thekoreafund.com). This has undoubtedly turned into a most complicated matter but hopefully we can now close this particular chapter.

May I assure all shareholders that both management and your Board are ever focused on performance and would note that RCM AP has been managing the portfolio for a little over two years through some periods of massive adjustments, extraordinary Fund activity and trying market conditions.
Discount Management
Your fund’s Board has continued its active role of monitoring the Fund’s share price against its net asset value (“NAV”) and carefully evaluating potential actions that might narrow the Fund’s discount. In the Period the discount widened before narrowing to a single digit number. The Board reviews the issue officially on a quarterly basis, and a Discount Management Committee reviews the issue more frequently as conditions warrant.
Enhanced Stockholder Information
As a means of providing all stockholders with updated information on your Fund, we have instigated an upgrade of the material posted to the web site on a regular basis. Our Manager now posts a supplementary Portfolio Management Presentation each quarter in addition to the regular Quarterly Economic Update, both of which are available on your Fund’s website at:
http://www.thekoreafund.com/koreaFund/profile/KF/literature.jsp
Your Board trusts that this represents a further means by which to keep all stockholders better updated on the affairs of their company. That said, given the competitor sensitivity of some of the information it is intended to post these updates with a possible 30 day delay.
I thank all our shareholders for your support through this Period.
Yours very sincerely
/s/ Julian Reid

Julian Reid
Chairman, The Korea Fund, Inc.
New York, January 28, 2010